Exhibit 1.06

For More Information:

Investor Relations Monish Bahl CDC Corporation 678-259 8510 MonishBahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Appoints Mike Latimore as Chief Financial Officer

Former Equity Analyst Bolsters Corporate Management Team with

Deep Experience and Relationships in Technology Markets

BEIJING, ATLANTA, April 16, 2007 — CDC Corporation (NASDAQ: CHINA), focused on enterprise software applications, mobile applications and online games, today announced that Mike Latimore, former equity analyst from Raymond James, has joined the company as Corporate CFO. Latimore will be based in the Atlanta office of CDC Software.

“We are very pleased to have such a high-caliber individual come on board as CFO for CDC Corporation,” said Peter Yip, CEO of CDC Corporation. “Mike brings deep experience and credibility through his many personal relationships in our key technology markets including enterprise software, wireless applications and interactive media, and he is already very familiar with the company since he initiated research coverage on us last year. In addition to his highly relevant experience, I value Mike as a strategic thinker. He will report directly to me and serve as a key member of the CDC management team that takes us to the next stage in our growth. Mike will also serve as one of our key spokespeople in North America.”

Latimore joins CDC Corporation with more than 10 years experience in the technology industries, having served most recently as an equity analyst at Raymond James where he focused on software and services companies ranging from $100 million to $10 billion in market capitalization. He published detailed research, financial forecasts and valuation scenarios for approximately 20 publicly traded companies and monitored more than 50 additional public and private companies for more than 150 institutional clients. Prior to Raymond James, Latimore served as a research analyst for George K. Baum & Co. and John G. Kinnard & Co. Latimore holds a Juris Doctor from William Mitchell College of Law and a B.A., Political Science, from The John Hopkins University.

“CDC Corporation has a significant opportunity ahead and I am very excited to join the team,” said Latimore. “The company’s core businesses are well positioned in growth sectors, and the corporate structure provides unique synergies across the business units and mitigates risks given diversity of target markets and geographies. I look forward to working closely with the senior management team and my many contacts in the financial community to ensure that the unique value of CDC Corporation is clearly understood and valued in the financial markets.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (Nasdaq: CHINA), please visit www.cdccorporation.net .

About CDC Games
CDC Games is one of the market leaders of online and mobile games in China with over 45 million registered users. The company pioneered the “free-to- play, pay-for-merchandise” online games model in China with Yulgang, which has received the ''Top 10 Most Popular Games’’ award from the China Game Industry Annual Conference (CGIAC) for two consecutive years, in 2005 and 2006. Stone Age 2, from CDC Games, also received the award for ''Most Anticipated Game of 2007’’ from CGIAC.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of comprehensive enterprise software applications and services designed to help businesses thrive and become customer-driven market leaders. The company’s industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. CDC Software’s product suite includes Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions. For more information, please visit www.cdcsoftware.com .

About CDC Mobile
CDC Mobile, a business unit of CDC Corporation, is focused on providing consumer-based and enterprise-based mobile applications services in China. These include SMS (Short Message Services), IVR (Interactive Voice Response), MMS (Multimedia Message Service) and WAP (Wireless Application Protocol) applications and services. Through its companies in China, it has direct connectivity with local mobile operators in 29 provinces. In January 2007, CDC Mobile launched a US$100 million investment program targeting strategic investments in leading 3G content providers in North Asia and Europe that can be leveraged to gain first-mover advantage in the anticipated 3G marketplace in China.

About China.com Inc.
China.com Inc. (stock code: 8006; website: www.inc.china.com), a leading MVAS and Internet services company operating principally in China was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding future growth, synergies across CDC business units and CDC’s value in the financial markets. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful online games and advanced mobile products; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (h) the possibility of development or deployment difficulties or delays; (i) the dependence on customer satisfaction with the company’s software products and services; (j) continued commitment to the deployment of the enterprise software solutions; (k) risks involved in developing software solutions and integrating them with third-party software and services; (l) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (m) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; and (n) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.